EXHIBIT 99.1
RELIANCE BANCORP, INC.
585 STEWART AVENUE                              (516) 222-9300
GARDEN CITY, NY 11530                           FAX:    (516) 222-4559
                                                NEWS RELEASE
FOR IMMEDIATE RELEASE     October 17, 1997
                          For Information Contact:
                          Paul D. Hagan
                          Reliance Bancorp, Inc.
                          Senior Vice President and CFO
                          (516) 222-9300 ext. 286

                  RELIANCE BANCORP, INC. COMPLETES ACQUISITION
                               OF CONTINENTAL BANK

Garden City, New York,  October 17, 1997 - Reliance Bancorp,  Inc.  (NASDAQ/NMS:
RELY) ("Reliance") based in Garden City, New York, announced today the successful completion of its acquisition of Continental Bank (OTC BB: COBG) and its merger into Reliance Federal Savings Bank, Reliance's wholly-owned subsidiary. In accordance with the terms of the merger agreement, Reliance will issue 1.10 shares of its common stock for each outstanding common share of Continental. The total transaction value is estimated to be $24.0 million. The acquisition of Continental Bank increased the total number of Reliance banking offices to 30 and will expand its lending and deposit services to include commercial banking services. Reliance now has approximately $2.2 billion in assets and $1.6 billion in deposits.

Raymond A. Nielsen, President and Chief Executive Officer of both Reliance and Reliance Federal Savings Bank said, "We are extremely pleased with the acquisition of Continental Bank and extend a very sincere welcome to all Continental customers and stockholders. We also welcome the established Commercial Banking staff joining Reliance whose experience and expertise will be a significant asset in maintaining existing relationships and building new relationships throughout the Reliance franchise. Becoming more active in commercial banking is consistent with being a full service community bank, and this strategic in-market acquisition is consistent with our stated strategies for increasing both earnings per share and the rate of return generated on stockholders' equity. We expect that the loan portfolio and deposit base additions, together with the significant operational efficiencies, will increase earnings and create additional value for Reliance stockholders."

Reliance Bancorp, Inc. and Reliance Federal Savings Bank are headquartered in Garden City, New York and operate 30 banking offices, located in the New York City metropolitan areas of Queens, Nassau and Suffolk. Reliance Federal is a community based financial institution specializing in deposit services and providing multi-family, residential, commercial and consumer lending to its customers.